EXHIBIT 10.4

DESCRIPTION OF REVISION TO DIRECTOR COMPENSATION ARRANGEMENT

Due to the Company’s pending merger with an affiliate of Kohlberg Kravis Roberts & Co. (the “KKR Transaction”), on May 30, 2007, the Compensation and Benefits Committee (the “Committee”) of the Board of Directors of First Data Corporation (the “Company”) determined that the normal equity compensation granted to non-employee directors in the first part of each year was not appropriate for 2007. As described in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 17, 2007 (the “Proxy Statement”), the Company has the ability to make additional cash payments to directors to compensate the non-employee directors for the difference between the intended value of equity awards and the value of awards that are granted. The Committee determined that, instead of granting the equity awards, the following cash compensation of equal value should be paid to non-employee directors within an administratively reasonable period of time following the close of the KKR Transaction.

Annual and Committee Retainers

Each non-employee director will receive $90,000 plus any 2007 committee retainers payable, less appropriate withholding, instead of any equity he or she would have received from the conversion of his or her cash retainer into stock options and/or unrestricted stock units as described on page 27 of the Company’s Proxy Statement.

Annual Grants of Non-Qualified Stock Options

Each non-employee director also will receive $125,000, less appropriate withholding, instead of receiving an annual grant valued at $125,000 in the form of immediately vested non-qualified stock options or unrestricted stock units as described on page 28 of the Company’s Proxy Statement.

In addition, the three non-employee directors that were re-elected at the 2007 Annual Shareholder Meeting on May 30, 2007, Mr. David Coulter, Mr. Richard Kiphart and Ms. Joan Spero, will receive $135,000 prorated at 1/36 per month (or partial month) from May 30, 2007 until such time as the director terminates board service or the close KKR Transaction, which ever occurs earlier, less appropriate withholding, instead of receiving a grant valued at $135,000 in the form of immediately vested non-qualified stock options or unrestricted stock units as described on page 28 of the Company’s Proxy Statement.